Exhibit 10.01

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of July 1, 2007 (the “Effective Date”), by and between Entercom Communications Corp., a Pennsylvania corporation (“Employer” or the “Company”), and David J. Field (“Executive”).

RECITALS

A.            Prior to the Effective Date, Executive has rendered services to Employer in the position of President and Chief Executive Officer upon and subject to the terms, condition and other provisions of that certain Employment Agreement between Executive and Employer dated as of July 1, 2002, as amended (the “Prior Agreement”).

B.            Effective as of the Effective Date, Employer desires to continue to retain the services of Executive upon and subject to the terms, conditions and other provisions set forth herein.

C.            Executive desires to continue to render services to Employer upon and subject to the terms, conditions and other provisions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the parties hereby agree as follows:

1.             Employment. Upon and subject to the terms, conditions and other provisions of this Agreement, Employer shall continue to employ Executive, and Executive hereby accepts such continued employment and agrees to exercise and perform faithfully, exclusively and to the best of his ability on behalf of Employer during the Employment Term (as defined herein), the duties and responsibilities of President and Chief Executive Officer of Employer, with the general powers and duties of management usually vested in said office.

2.             Executive’s Services and Duties.

2.1.          During the Employment Term, Executive shall:

2.1.1.       Observe and conform to the policies and directions promulgated from time to time by Employer’s Board of Directors (the “Board”);

2.1.2.       Use all reasonable efforts to serve Employer faithfully, diligently and competently and to the best of his ability; and

2.1.3.       Devote his full business time, energy, ability, attention and skill to his employment hereunder.

2.2.          The services to be performed by Executive hereunder may be changed or adjusted from time to time at the reasonable discretion of the Board.

2.3.          Except with the prior written approval of the Board, Executive during the Employment Term will not (i) accept any other employment with a third party, (ii) serve on the board of directors or similar body of any other business entity in any way directly or indirectly competitive with the business of the Company or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to or otherwise conflict with, that of Employer or any of its subsidiaries, affiliates or divisions.

3.             Term. Unless terminated earlier as provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall terminate and expire on the third anniversary thereof (the “Employment Term”). The Employment Term shall automatically renew for an additional twelve (12) months from year to year thereafter, unless either party gives at least one hundred twenty (120) days prior written notice of its election to either terminate or to renegotiate the terms of this Agreement at the end of the original or any then current renewal term.

4.             Compensation and Other Benefits. As compensation in full for the services to be rendered by Executive hereunder, during the Employment Term, Employer shall pay, and Executive shall be entitled to receive, the following compensation and benefits, which compensation and benefits shall be subject to all appropriate federal, state and local withholding taxes:

4.1.          An annual salary in the amount of seven hundred sixty thousand dollars ($760,000) to be paid consistent with the standard payroll practices of Employer in place from time-to-time (the “Base Compensation”). Beginning July 1, 2008, and each July 1 thereafter during the Employment Term, Executive’s Base Compensation shall be automatically increased by the percentage increase in the Consumer Price Index for all Urban Consumers (“CPI-U”) as published by the U.S. Department of Labor for the immediately preceding May compared to the CPI-U for the month of May one year earlier.

4.2.          Executive shall have the opportunity to earn an annual performance bonus (the “Annual Bonus”) to be determined by the Compensation Committee of the Board (the “Compensation Committee”) to be based on criteria to be established by the Compensation Committee in its discretion. For any fiscal year of the Company, Executive’s potential bonus amount under this Section 4.2 shall be one hundred ten percent (110%) of the Base Compensation for each such fiscal year.

4.3.          The Board or the Compensation Committee shall review Executive’s Base Compensation and Annual Bonus potential on at least an annual basis for the purpose of determining whether an increase in Executive’s Base Compensation and/or Annual

Bonus is appropriate; provided, however, that any such increase to Base Compensation shall be in addition to any increase in Executive’s Base Compensation required under the second sentence of Section 4.1.

4.4.          Executive shall be entitled to participate in or receive health, disability and life insurance, vacation and similar or other fringe benefits as Employer provides from time-to-time to its most senior executive officers. Nothing in this Section 4.4, however, is intended, or shall be construed to require Employer to institute or continue any, or any particular, plan or benefits other than insurance benefits which Executive may at his cost continue pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In addition, Executive shall be entitled to use the aircraft that the Company owns or leases from time to time (including time-shares) for personal travel use for himself and his family and other personal and business associates, provided that Executive reimburses the Company for the incremental usage fees, fuel charges and in-flight expenses incurred by the Company in connection with any non-business use (but without any allocation of overhead, capital or maintenance charges related thereto).

4.5.          As soon as reasonably practicable following the Effective Date, the Board or the Compensation Committee shall grant Executive options to purchase 400,000 shares of common stock of the Company pursuant to the Entercom Equity Compensation Plan. Such options shall have a per share exercise price equal to the greater of (a) the closing trading price of the Company’s common stock on the date of grant of the options or (b) the unweighted average of the closing trading prices of the Company’s common stock for the period commencing on July 1, 2007 through the date of grant of the options. Provided that the Executive remains continuously employed in active service by the Company from the date of grant through such date, the grant of options shall vest at a rate of 25% of the total number of the total number of options subject to the grant on each anniversary of the date of grant. The stock options shall contain such other reasonable terms (not inconsistent with this Agreement) as the Board and/or the Compensation Committee determine.

4.6.          As soon as reasonably practicable following the Effective Date, the Board or the Compensation Committee shall grant Executive 112,500 shares of restricted stock pursuant to the Entercom Equity Compensation Plan. Provided that the Executive remains continuously employed in active service by the Company from the date of grant through such date, the grant of restricted stock pursuant to this Section 4.6 shall vest on the basis of the Company’s Total Shareholder Return on the Measurement Date (“Performance Vesting Restricted Stock”) with (i) 50% of the Performance Vesting Restricted Stock vesting on the Measurement Date provided that the Company’s Total Shareholder Return on such date exceeds the average Total Shareholder Return of the Peer Group during the same period; (ii) 25% of the Performance Vesting Restricted Stock vesting on the Measurement Date provided that the Company’s Total Shareholder Return on such date exceeds the average Total Shareholder Return for all of the companies listed on the S&P 500 during the same period; and (iii) 25% of the Performance Vesting Restricted Stock vesting on the Measurement Date provided that the Company’s Total Shareholder Return on such date is in the top quartile of the companies listed on the S&P 500 during the same period. The Board or the Compensation Committee in their sole discretion, but acting in good faith, shall determine whether the performance targets specified herein have been met as of the Measurement Date. Unless earlier vested, the Performance Vesting Restricted Stock granted pursuant to this Section 4.6 will be forfeited on the Measurement Date to the extent that the Company’s Total Shareholder Return fails to meet the performance targets specified herein. The vesting of all Performance Vesting Restricted Stock shall be contingent upon stockholder approval of an amendment to Section 3(c) of the Entercom Equity Compensation Plan to include Total Shareholder Returns as a “Performance Criteria” pursuant to such plan. The restricted stock award granted pursuant to this Section 4.6 shall contain such other reasonable terms (not inconsistent with this Agreement) as the Board and/or the Compensation Committee determine.

4.6.1        “Total Shareholder Return” shall mean: (A) the closing price of a share of common stock on the Measurement Date plus the value of any dividends declared on such common stock during the period from the Effective Date up to the Measurement Date, including, but not limited to, any special or extraordinary dividends (with such dividends being deemed to be reinvested in shares of common stock on the applicable record dates) minus the closing price of a share of common stock on the Effective Date, divided by (B) the closing price of a share of common stock on the Effective Date (in each case, with such adjustments as are necessary, in the judgment of the Board and/or the compensation committee) to equitably calculate Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, dividends in kind, significant asset sales and other extraordinary transactions or other changes in the capital structure of the Company) . All closing prices shall be determined as published in the Wall Street Journal. The Total Shareholder Return for the S&P 500 shall be determined utilizing values as published in the Wall Street Journal. All determinations with respect to Total Shareholder Return shall be made by the Board or the Compensation Committee in their sole discretion, but acting in good faith.

4.6.2        The “Peer Group” shall consist of Cox Radio, Inc., Emmis Communications Corporation, Citadel Broadcasting Corporation and Cumulus Media, Inc. (the “Initial Peers”); provided, however, that should two or more of the Initial Peers cease to be a publicly traded company, the following companies shall be added to the Peer Group in the order of and on the basis of highest gross revenue for the most recently completed fiscal year at the time of determination: Beasley Broadcast Group, Inc., Saga Communications, Inc., Regent Communications, Inc. and Radio One, Inc., such that the Peer Group shall consist of three publicly traded companies. All determinations with respect to the composition of the Peer Group shall be made by the Board or the Compensation Committee in their sole discretion, but acting in good faith.

4.6.3        “Measurement Date” shall mean June 30, 2010 for purposes of this Section 4.6.

4.7.          In each year during the Employment Term, beginning in 2008, on or about the date that the Company generally makes annual equity compensation awards to its executives, the Board or the Compensation Committee shall grant Executive 37,500 shares of restricted stock pursuant to the Entercom Equity Compensation Plan or such other equity compensation plan as the Company shall maintain from time to time. Provided that the Executive remains continuously employed in active service by the Company from the date of grant through such date, the grant of restricted stock pursuant to this Section 4.7 shall vest at a rate of 50% on the second anniversary of the date of grant and 25% on each subsequent anniversary of the date of grant. The restricted stock awards granted pursuant to this Section 4.7 shall contain such other reasonable terms (not inconsistent with this Agreement) as the Board and/or the Compensation Committee determine.

4.8           During the Employment Term, Executive shall either be provided with a Company-owned automobile for his business and personal use or be provided with a monthly automobile allowance of $1,200.

5.             Certain Business Expenses. Employer shall reimburse Executive for business expenses (a) which are reasonable and necessary for Executive to perform and were incurred by Executive in the course of the performance of his duties pursuant to this Agreement and in accordance with Employer’s general policies and (b) for which Executive has submitted vouchers and completed an expense report in the form required by Employer as consistent with Employer’s policies in place from time to time.

6.             Confidential Information.

6.1.          Executive acknowledges that, because of his employment hereunder, he will be in a confidential relationship with Employer and will have access to confidential information and trade secrets of Employer and the subsidiaries, affiliates and divisions thereof. Executive acknowledges and agrees that the following constitutes confidential and/or trade secret information belonging exclusively to Employer (collectively, “Confidential Information”):

(a)           all information related to customers including, without limitation, customer lists, the identities of existing, past or prospective customers, prices charged or proposed to be charged to customers, customer contacts, special customer requirements and all related information;

(b)           all marketing plans, materials and techniques;

(c)           all methods of business operation and related procedures of Employer; and

(d)           all patterns, devices, compilations of information, copyrightable material and technical information, if any, in each case which relates in any way to the business of Employer or any subsidiary, affiliate or division thereof.

6.2.          Executive agrees that:

6.2.1.       Except in the limited performance of his duties under this Agreement, Executive shall not use for his own benefit or disclose to any third party Confidential Information acquired by reason of his employment under this Agreement or his former status as an officer and shareholder of Employer, including, but not limited to, Confidential Information belonging or relating to Employer or its subsidiaries, affiliates, divisions or customers;

6.2.2.       Executive shall not induce or persuade other employees of Employer or former or current employees of Employer or any subsidiary, affiliate or division thereof, to join him in any activity prohibited by this Section 6;

6.2.3.       For the twelve (12) month period following any termination of Executive’s employment with the Company, Executive shall not, without the express prior written permission of the Company, employ, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of Executive’s employment or at any time within the ninety (90) days prior thereto. In the event that any such person shall be employed in a position under Executive’s direct or indirect supervision within such twelve (12) month period without the Company’s express prior written permission, it shall be conclusively presumed that this restriction has been violated.

6.2.4        So long as Executive is employed by the Company and for a period of twelve (12) months thereafter Executive shall not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then present or Planned Business Activities (as defined below) of the Company, including without limitation, audio programming, production, engineering, promotion or broadcasting regardless of the method of its delivery, which methods include, without limitation, AM, FM, satellite, PCS, cable, Internet, or any other means. For purpose of the foregoing “Planned Business Activities” shall mean a business initiative materially discussed by the Board or which is currently under consideration by the Board or which has been approved by the Board.

6.2.5.       This Section 6 shall survive termination of this Agreement.

7.             Employer Property .

7.1.          Any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered or invented by Executive in the course of his employment under this Agreement and which pertain to any aspect of the business of Employer or its subsidiaries, affiliates, divisions or customers, shall be the sole and absolute property of Employer and Executive shall make prompt report thereof to Employer and promptly execute any and all documents reasonably requested to assure Employer the full and complete ownership thereof.

7.2.          All records, files, lists, drawings, documents, equipment and similar items relating to Employer’s business which Executive shall prepare or receive from Employer shall remain Employer’s sole and exclusive property. Upon termination of this Agreement, Executive shall return promptly to Employer all property of Employer in his possession and Executive represents that he will not copy, or cause to be copied, printed, summarized or compiled, any software, documents or other materials originating with and/or belonging to Employer. Executive further represents that he will not retain in his possession any such software, documents or other materials in machine or human readable forms. The requirements of this Section 7.2 shall not be applicable to Executive’s “rolodex” and other similar list of personal business associates and contacts at the time of termination that is not part of the Employer’s books and records (collectively, “Executive Property”).

7.3.          This Section 7 shall survive termination of this Agreement.

8.             Executive Representations and Warranties. Executive warrants and represents to and covenants with Employer as follows:

8.1.          No Conflict. The execution, delivery and performance of this Agreement by Executive does not conflict with or violate any provision of or constitute a default under any agreement, judgment, award or decree to which Executive is a party or by which Executive is bound. No consent of any third party is necessary for Executive to enter into this Agreement and comply fully with his obligations hereunder. Executive is not party to or bound by any other employment agreement, non-compete agreement, confidentiality agreement or similar agreement.

8.2.          Enforceable Agreement. This Agreement is the valid enforceable agreement of Executive, enforceable against him in accordance with its terms.

9.             Termination. Executive’s employment hereunder may be terminated by the Board under the following circumstances:

9.1.          Death. Executive’s employment hereunder shall terminate automatically upon his death.

9.2.          Disability. This Agreement shall terminate on Executive’s physical or mental disability or infirmity which, in the opinion of a competent physician mutually selected in advance of such disability or infirmity by Executive and the Compensation Committee, renders Executive unable to perform his duties under this Agreement for more than one hundred twenty (120) days during any one hundred eighty (180)-day period (“Disability”).

9.3.          Cause. The Board may terminate Executive’s employment hereunder for “Cause” in the event of any one or more of the following (each as determined by the Board in its sole discretion): (i) Executive’s material breach of any term of this Agreement; (ii) the commission by the Executive of any act of fraud, theft or criminal dishonesty with respect to the Employer or any of its subsidiaries, divisions or affiliates, or the conviction of the Executive of any felony; (iii) Executive’s misconduct in the performance of his duties hereunder, including, without limitation, his failure or refusal to carry out any proper direction by the Board with respect to services to be rendered by him hereunder or the manner of rendering such services or his habitual neglect of his duties as an officer of Employer after written notice and reasonable opportunity to cure; (iv) Executive’s repeated material neglect of his duties on a general basis after written notice and reasonable opportunity to cure; or (v) the commission by

Executive of any act of moral turpitude which (A) brings the Employer or any of its affiliates into public disrepute or disgrace, (B) causes material injury to the customer relations, operations or the business prospects of the Employer or (C) in the reasonable opinion of FCC counsel for Employer, would pose a substantial risk of revocation or non-renewal of any of the FCC licenses held by the Company.

9.4.          Good Reason. Executive may terminate this Agreement for “Good Reason” upon written notice to the Employer within thirty (30) days of the occurrence of any of the events set forth in Section 9.4(a) or (b) as constituting “Good Reason,” in which case the Board shall be treated as having terminated Executive’s employment hereunder without Cause.

“Good Reason” means:

(a)           (i) the assignment to Executive of any duties inconsistent in any material respect with his position (including status, offices and titles), authority, duties or responsibilities which remains uncured after receipt of notice thereof given by Executive and a reasonable period to cure or (ii) any other action by Employer which results in a material diminishment in such position, authority, duties or responsibilities, and which remains uncured after receipt of notice thereof given by Executive and a reasonable period to cure;

(b)           any material breach by the Company in performing its obligations hereunder and which remains uncured after receipt of notice thereof given by Executive and a reasonable period to cure; or

(c)           following the Company’s notice to Executive of its intent to either terminate or renegotiate the terms of this Agreement that is timely given under Section 3, the Company’s failure to, no later than thirty (30) days before the expiration of the original or any then current renewal term, offer continued employment to Executive as of the expiration of this Agreement on terms and conditions no less favorable than those provided to Executive under this Agreement. An offer of continued employment shall be deemed to be on terms and conditions no less favorable than those provided to Executive under this Agreement if it provides for a term of at least one (1) year and (A) an annual base salary, potential bonus opportunity and severance protections no less favorable than that provided to Executive under this Agreement and (B) incentives consistent with the Company’s past practices with respect to Executive.

9.5.          Notice. Any termination of Executive’s employment by the Board shall be communicated by written Notice of Termination to Executive and any termination by Executive of his employment with Employer for “Good Reason” shall be communicated by written notice to the Employer within thirty (30) days of the occurrence of the event set forth in Section 9.4(a) or (b) which constitutes “Good Reason.”  No notice shall be required in the event of the occurrence of the event set forth in Section 9.4(c) which constitutes “Good Reason.”  In the event Executive or the Employer fails to provide written notice under this Section 9.5 and the other party fails to object to such failure prior to Executive’s Date of Termination, any requirement to provide written Notice of Termination under this Agreement shall be deemed waived.

9.6.          “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by reason of his Disability, the date on which Executive is determined by a competent physician to suffer from such Disability in accordance with Section 9.2; (iii) if Executive’s employment is terminated pursuant to Section 9.3 or 9.4 above, the date specified in the Notice of Termination (or if no Notice of Termination is provided, the last date on which Executive renders services to Employer in the capacity of an employee); and (iv) if Executive’s employment hereunder shall be terminated by the Board for any other reason than those specified above, the effective date of written notice to Executive (or if no such written notice is provided, the last date on which Executive renders services to Employer in the capacity of an employee).

9.7.          Employment At Will. Executive hereby agrees that, subject only to compliance with Employer’s obligations under Section 10 hereunder, the Board may dismiss him under this Section 9 without regard to (i) any general or specific policies (whether written or oral) of Employer relating to the employment or termination of its employees, or (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Executive’s relationship with Employer, or (iii) assignment of Cause by the Board. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the terms of this Agreement.

9.8.          Termination Obligations.

9.8.1.       Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment belong to Employer and shall be promptly returned to Employer upon termination of the Employment Term. “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, customer or other lists, blueprints, and other documents, or materials, or copies thereof, whether in hard copy or in any electronic format, and all other proprietary information relating to the business of Employer or any subsidiary, affiliate or division thereof, but shall exclude Executive Property. Following termination, Executive will not retain any written or other tangible material containing any Confidential Information or other proprietary information of Employer or any subsidiary, affiliate or division thereof.

9.8.2.       Upon termination of the Employment Term, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with Employer or any of its direct or indirect subsidiaries or other affiliates; provided, however, that Executive shall not be deemed to have resigned from the Board.

9.8.3.       The representations and warranties contained in this Section 9.8 and Executive’s obligations under Section 6 and Section 7 hereof shall survive termination of the Employment Period and the expiration or termination of this Agreement.

10.           Compensation Upon Death, Termination During Disability, Other Terminations.

10.1. Death or Disability. If at any time Executive’s employment hereunder shall be terminated as a result of Executive’s death or Disability, then:

10.1.1.     Employer shall pay Executive (or, if applicable, Executive’s estate) (i) the Base Compensation through the date of termination; (ii) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4.2 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company); (iii) an amount for reimbursement, within 60 days following submission by Executive (or, if applicable, Executive’s estate) to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the termination date; and (iv) such employee benefits, if any, as to which Executive (or, if applicable, Executive’s estate) or his dependents may be entitled under the employee benefit plans of the Company (the amounts described in clauses (i) through (iv) hereof being referred to as the “Accrued Rights”);

10.1.2.     Employer shall pay Executive (or, if applicable, Executive’s estate) in a single lump sum the sum of two (2) years’ Base Compensation and two (2) times the highest Annual Bonus paid to Executive during the preceding three (3) year period; and

10.1.3.     If Executive or Executive’s dependents elect to continue applicable health insurance coverage under COBRA following such termination, then the Company shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents until the earlier of (i) eighteen (18) months following the termination date, or (ii) the date upon which Executive and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.

10.1.4.     All of Executive’s then-outstanding stock based rights which are subject to vesting on the basis of Company performance (including Total Shareholder Return) shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options).

10.2.        Cause or Voluntary Termination without Good Reason. If at any time Executive’s employment hereunder shall be terminated for Cause or if Executive voluntarily terminates his employment other than for Good Reason, Employer shall pay Executive the Accrued Rights.

10.3.        Other Termination. If Executive’s employment hereunder shall be terminated by Executive for Good Reason or by Employer for any reason other than for Cause, death or Disability, then:

10.3.1.     Employer shall pay Executive the Accrued Rights;

10.3.2.     If such termination occurs prior to the execution of a binding agreement which would result in a Change in Control if consummated or more than two years following a Change in Control, Employer shall pay Executive in a single lump sum an amount equal to the greater of :

(a) the sum of (i) the remaining Base Compensation payable during the Employment Term and (ii) the remaining Annual Bonus(es) (or pro-rated portion thereof) payable during the Employment Term, determined assuming the amount of each such remaining Annual Bonus is equal to the highest Annual Bonus paid to Executive during the preceding three (3) year period, and with respect to both (i) and (ii) above further determined assuming Executive’s continued employment hereunder for the remaining Employment Term but, until such time as the automatic renewal provisions of Section 3 shall become operative, without regard to the automatic renewal provisions of Section 3, or

(b) the sum of (i) two (2) years’ Base Compensation and (ii) two (2) times the highest Annual Bonus paid to Executive during the preceding three (3) year period;

10.3.3.     If such termination occurs following the execution of a binding agreement which would result in a Change in Control if consummated or prior to two years following a Change in Control, Employer shall pay Executive in a single lump sum an amount equal to the sum of (i) three (3) years’ Base Compensation and (ii) three (3) times the highest Annual Bonus paid to Executive during the preceding three (3) year period;

10.3.4.     If Executive elects to continue his health insurance coverage under COBRA following such termination, then the Company shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents until the earlier of (i) eighteen (18) months following the termination date, or (ii) the date upon which Executive and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer; and

10.3.5.     If such termination occurs following the execution of a binding agreement which would result in a Change in Control if consummated or prior to the consummation of such Change in Control, all of Executive’s then-outstanding stock based rights which are subject to vesting solely on the basis of time shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options). Executive’s outstanding stock options shall be amended by the Board or the Compensation Committee to the extent necessary to provide for the accelerated exercisability and extended term as provided herein.

10.3.6.     All of Executive’s then-outstanding stock based rights which are subject to vesting on the basis of the Company’s performance (including Total

Shareholder Return) shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options).

10.4.        Change in Control. For purposes of this Agreement, “Change in Control” shall mean any transaction or series of related transactions the consummation of which results in Executive (or Executive’s Immediate Family) holding or having a beneficial interest in shares of the Company’s capital stock having less than fifty percent (50%) of the voting power of the Company’s outstanding capital stock; provided that any such transaction is a bona fide transaction between the Company and a third party (or parties) unrelated to Executive, as determined by the Board in good faith. For purposes of this Agreement, “Immediate Family” shall mean any person who qualifies as a “Permitted Class B Transferee” as set forth in the Company’s Articles of Incorporation.

10.4.1. In the event of a Change in Control, all of Executive’s then-outstanding stock based rights shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options). Executive’s outstanding stock options shall be amended by the Board or the Compensation Committee to the extent necessary to provide for the accelerated exercisability and extended term as provided herein.

10.5.        Release of Claims. As a condition to the receipt of any benefits described hereunder subsequent to the termination of the employment of Executive, Executive shall be required to execute within ninety (90) days following the termination of his employment a release in a form reasonably acceptable to Employer of all claims arising out of his employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification under any agreement to which Executive is a party or pursuant to Employer’s charter or by-laws or policies of insurance maintained by Employer.

11.           Parachute Payments.

11.1         If it is determined (as hereafter provided) that Executive would be subject to the excise tax imposed by Code Section 4999 to which Executive would not have been subject but for any payment or stock option or restricted stock vesting (collectively a “Payment”) occurring pursuant to the terms of this Agreement or otherwise as in connection with a change in the ownership or effective control of Employer or a change in the ownership of a substantial portion of the assets of the Employer within the meaning of Code Section 280G(b)(2)(A)(i) (such tax, a “Parachute Tax”), then Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment (and taxes on such additional payments pursuant to this Section 11). The Gross-up Payment shall be made no later than the last day of Executive’s taxable year following the taxable year in which Executive remits any taxes under Section 4999 of the Code to the Internal Revenue Service.

11.2         Subject to the provisions of Section 11.1 hereof, all determinations required to be made under this Section 11, including whether a Parachute Tax is payable by Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company). For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Parachute Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event of a final determination by the Internal Revenue Service that an Underpayment has occurred, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

11.3         The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 11.2 hereof.

11.4         The federal tax returns filed by Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by Executive, as the same may be amended or supplemented. Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment.

12.           Legal Fees. The Company shall reimburse Executive for all professional fees and expenses related to legal, tax and financial advice obtained by Executive in connection with the negotiation and execution of this Agreement up to a maximum amount of $25,000.

13.           Notices. All notices and other communications and legal process shall be in writing and shall be personally delivered, transmitted by telecopier, telex or cable, or transmitted by Federal Express or other reputable commercial overnight delivery service which provides evidence of delivery, as elected by the party giving such notice, addressed as follows:

If to Employer:	Entercom Communications Corp.
401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania 19004
Attention: Secretary and General Counsel

If to Executive:	As set forth on the signature page hereto.

Notices shall be deemed to have been given:  (i) on the first business day after posting, if delivered by overnight courier as described above, (ii) on the date of receipt if delivered personally, or (iii) on the next business day after transmission if transmitted by telecopier, telex or cable (and appropriate receipt of transmission is confirmed by telecopy or telephone). Any party hereto may change its address for purposes hereof by notice to the other parties hereto.

14.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.           Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

16.           Entire Understanding. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the employment of Executive by Employer, and supersedes all other prior agreements, representations and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, including without limitation the Prior Agreement.

17.           Amendments. This Agreement may not be modified or changed except by written instrument signed by each of the parties hereto.

18.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

19.           Dispute Resolution Process. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between Employer and Executive), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (a “Claim”), shall be settled, at the request of any party of this Agreement, by final and binding arbitration conducted in Montgomery County, Pennsylvania. All such Claims shall be settled by one arbitrator in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Such arbitrator shall be provided through the CPR Institute for Dispute Resolution (“CPR”) by mutual agreement of the parties; provided that, absent such agreement, the arbitrator shall be appointed by CPR. In either event, such arbitrator may not have any preexisting, direct or indirect relationship with any party to the dispute. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission), neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.

Adherence to this dispute resolution process shall not limit the right of Employer or Executive to obtain any provisional remedy, including without limitation, injunctive or similar relief set forth in Section 28, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

The arbitration procedures shall follow the substantive law of the Commonwealth of Pennsylvania, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail.

20.           Waiver of Jury Trial. Consistent with the intention of Section 19, each signatory to this Agreement further waives its respective right to a jury trial of any claim or cause of action arising out of this Agreement or any dealings between any of the signatories hereto relating to the subject matter of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement or to any other document or agreement relating to the transactions contemplated by this Agreement.

21.           Construction. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and references to the singular shall be deemed to include the plural.

22.           Conflict. In the event of any conflict between the provisions of this Agreement and the policies and practices of Employer the provisions of this Agreement shall govern.

23.           Cooperation. Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

24.           Waiver. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or any such term, covenant or condition.

25.           Negotiation of Agreement. Any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, shall be of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

26.           Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs and/or personal representatives, except that neither this Agreement nor any interest herein shall be assigned or assignable by operation of law or otherwise, by Executive without the prior written consent of Employer, which such consent Employer may grant or withhold in its discretion. Employer may, without the consent of Executive, assign this Agreement or any interest herein, by operation of law or otherwise, to (a) any successor to all or substantially all of its stock, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise, or (b) any direct or indirect subsidiary, affiliate or division of Employer or of any such successor referred in (a) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

27.           Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

28.           Injunctive Relief. In the event of breach by Executive of the terms of Section 6 or Section 7 , Employer shall be entitled to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of either such provisions and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.

29.           Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 29.

(Signature page follows)

30.           Executive Acknowledgement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right. Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“EXECUTIVE”

David J. Field	Date

Address for Notice:

401 City Avenue

Suite 809

Bala Cynwyd, PA 19004

“EMPLOYER”

Entercom Communications Corp.,
a Pennsylvania corporation

By:
John C. Donlevie	Date
Executive Vice President
and Secretary